BBQ Holdings, Inc. Reports Results for First Quarter 2021

Updates Revenue and Earnings Guidance for 2021

MINNEAPOLIS, May 19, 2021 – BBQ Holdings, Inc. (NASDAQ: BBQ) (the “Company”), an innovating global owner and operator of restaurants, today reported financial results for the first fiscal quarter ended April 4, 2021.

First Quarter 2021 Highlights:

●	Adjusted EBITDA, a non-GAAP measure, was $3.1mm which includes $0.4mm of COVID-related expenses vs a loss of $.4mm Q1 last year.
●	Net income of $799,000.
●	Company-owned Famous Dave’s 2021 first quarter same store net sales increased 17.7% compared to 2020.
●	Franchise-operated Famous Dave’s SSS increased 16.0% in the first quarter 2021 compared to 2020.
●	Granite City first quarter same store net sales increased 3.0% compared to first quarter 2020.
●	Restaurant level margins of 9.1% vs -1.9% last year.
●	Famous Dave’s franchisee to open its first line-service model restaurant in Coon Rapids, Minnesota with an expected opening date of September 2021.
●	Famous Dave’s franchisee to open its first drive-thru prototype restaurant in Salt Lake City, Utah with an expected opening date of July 2021.

Based on the results to date through the first quarter 2021, and including the uncertainty related to COVID-19, the Company has updated its 2021 guidance as follows:

●	Net Revenue from $150 - $155 mm to $155 - $160 mm
●	Net Income from $1.7 - $2.1 mm to $2.8 – $3.2 mm
●	Cash EBITDA from $8.5 - $9.0 mm to $10.0 - $10.5 mm

Sales highlights for the four months of 2021 compared to the same period 2020 are as follows:

●	Comparable sales for Famous Dave’s decreased 3.2% in January, decreased 2.9% in February, increased 60.6% in March, and increased 54.3% in April.
●	Comparable sales for Granite City decreased 29.0% in January, decreased 26.3% in February, increased 117.4% in March, and increased 371.2% in April.

Sales highlights for the four months of 2021 compared to the same period 2019 are as follows:

●	Comparable sales for Famous Dave’s increased 1.9% in January, decreased 1.2% in February, increased 9.5% in March, and increased 9.5% in April.
●	Comparable sales for Granite City decreased 33.1% in January, decreased 28.4% in February, decreased 16.9% in March, and decreased 19.6% in April.

Executive Comments

Jeff Crivello, CEO, commented, “While we still operate under certain state capacity and distancing restrictions throughout the country, we were pleased to see those restriction begin to ease in mid-late January as business began to return to a more normal environment. This has been especially helpful to Granite City as a brand that relies on dine-in customers and we have seen their sales quickly move closer to 2019 levels. Famous Dave’s continues to accelerate its overall sales as it has through the pandemic with its strong to-go business.

We are excited to move into a new growth phase as construction has begun on two new prototypes, a cafeteria style line-serve, and a counter-serve drive thru. We currently have 15 new ghost kitchens, and 5 brick and mortar Famous Dave’s in the pipeline to open this year. Our M&A opportunities are robust.

While we have seen a lot of movement in the commodity markets, we believe we can navigate this challenging time with over 90% of our spend under contract at favorable prices through Q3 2021.

Given the overall momentum to date, we have increased our revenue and earning guidance for 2021. We will continue to review these metrics on a quarterly basis. While we realize that COVID is still a fluid issue, we are feeling very positive about 2021 and what it means for all of our stakeholders.”

Our key corporate initiatives are as follows:

1)	Continue to drive earnings contribution through revenue growth, including dual concepting to absorb excess capacity at existing large box restaurants.
2)	Prove out a high ROI, with our new small box line service prototype with the goal of increasing our capital light franchised Famous Dave’s stores and increasing our high margin recurring royalty revenue.
3)	Continue to be opportunistic with accretive M&A.

Key Operating Metrics

	Three Months Ended
	April 4, 2021	March 29, 2020
Restaurant count:
Franchise-operated	100	95
Company-owned	47	50
Total	147	145
Same store net restaurant sales %:
Franchise-operated	16.0%	(13.1)%
Company-owned	17.7%	(5.5)%
Total	13.1%	(11.6)%

(in thousands, expect per share data)

System-wide restaurant sales(1)	$87,040	$65,264

Net income attributable to shareholders	$799	$13,707

Net (loss) income attributable to shareholders, per diluted share	$0.09	$1.50

Adjusted EBITDA(2)	$3,120	$(457)

(1)	System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.
(2)	Adjusted EBITDA is a non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables. See “Non-GAAP Reconciliation.”

First Quarter 2021 Review

Total revenue for the first quarter of 2021 was $37.3 million, up 56.4% from the first quarter of 2020. The increase in year-over-year restaurant net sales for the quarter ended April 4, 2021 was driven primarily by a full quarter of the 18 Granite City restaurants and the one Real Urban Barbecue restaurant acquired in March 2020, as well as the easing of dining restrictions in the first quarter of 2021.

To-go sales, which were 58.9% of our same store sales at Company-owned Famous Dave’s restaurants, increased 61.7% in the first quarter of fiscal 2021 compared to the prior year period. This increase in same store sales was offset by a decrease of 12.1% of our dine-in sales which made up 36.7% of our business and a decrease in catering sales of 35.2% which made up 4.4% of our business. This decline in dine-in and catering same store sales and increase in to-go same store sales was due primarily to federal, state and local mandates prohibiting large group gatherings and in-store dining in an attempt to reduce the spread of COVID-19 beginning in the first quarter of 2020.

Restaurant-level operating margin, as a percentage of restaurant net sales, for Company-owned restaurants was 9.1% in the first quarter of fiscal 2021 compared to (1.9%) in the first quarter of fiscal 2020. This increase in restaurant-level operating margin was primarily a result of the reduction of labor and food costs as our restaurant operators adjusted to the increase in to-go sales and reduction of dine-in customers because of COVID-19 concerns. General and administrative expenses for the quarter ended April 4, 2021 and March 29, 2020 represented approximately 10.8% and 12.7% of total revenues, respectively. The decrease in general and administrative expenses as a percentage of revenue in the first quarter of 2021 was due in part to the increase in the revenue base with the addition of 19 locations during the first quarter of 2020.

Net income attributable to shareholders was approximately $799,000, or $0.09 per share, in the first quarter of fiscal 2021 compared to $13.7 million, or $1.50 per share, in the first quarter of fiscal 2020. Of the $13.7 million of net income, $13.3 million was related to the gain on the bargain purchase of the 18 Granite City restaurants. Adjusted EBITDA, a non-GAAP measure, was approximately $3.1 million, or $0.34 per share, compared to adjusted EBITDA of approximately $(457,000), or $(0.05) per share, in the first quarter of fiscal 2020. A reconciliation between adjusted EBITDA and its most directly comparable GAAP measure is included in the accompanying financial tables.

About BBQ Holdings

BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants. As of April 4, 2021, BBQ Holdings had four brands with 136 “brick and mortar” locations in 31 states and three countries, including 47 company-owned and 100 franchise-operated restaurants. In addition to these locations, the Company opened eight Company-owned Famous Dave’s ghost kitchens operating within its Granite City locations, and 11 Famous Dave’s franchisee ghost kitchens operating out of the kitchen of another restaurant location or a shared kitchen space. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. BBQ Holdings, through partnerships, has extended Travis Clark’s award-winning line of barbecue sauces, rubs and seasonings into the retail market. Along with a wide variety of BBQ favorites served at their BBQ restaurants, BBQ Holdings newest addition, Granite City Food and Brewery, offers award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted EBITDA is net income (loss), plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs, COVID-19-related expense and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings, the timing of refreshes and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from the Company’s expectation include the impact of the COVID-19 virus pandemic, financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:Jeff Crivello – Chief Executive Officer
jeff.crivello@bbq-holdings.com

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 4, 2021	March 29, 2020
Revenue:
Restaurant sales, net	$33,603	$20,703
Franchise royalty and fee revenue	2,374	2,524
Franchisee national advertising fund contributions	328	282
Licensing and other revenue	1,014	346
Total revenue	37,319	23,855

Costs and expenses:
Food and beverage costs	10,057	6,754
Labor and benefits costs	10,254	7,721
Operating expenses	10,249	6,626
Depreciation and amortization expenses	1,552	1,045
General and administrative expenses	4,038	3,032
National advertising fund expenses	328	282
Asset impairment, estimated lease termination charges and other closing costs, net	12	173
Pre-opening expenses	28	25
Gain on disposal of property, net	(8)	(477)
Total costs and expenses	36,510	25,181

Income (loss) from operations	809	(1,326)

Other (expense) income :
Interest expense	(54)	(119)
Interest income	24	43
Gain on bargain purchase	—	14,364
Total other (expense) income	(30)	14,288

Income before income taxes	779	12,962

Income tax (expense) benefit	(82)	349

Net income	697	13,311
Net loss attributable to non-controlling interest	102	396
Net income attributable to shareholders	$799	$13,707

Income per common share:
Basic net income per share attributable to shareholders	$0.09	$1.50
Diluted net income per share attributable to shareholders	$0.08	$1.49
Weighted average shares outstanding - basic	9,208	9,121
Weighted average shares outstanding - diluted	9,501	9,202

BBQ HOLDINGS, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	April 4, 2021	March 29, 2020
Food and beverage costs(1)	29.9%	32.6%
Labor and benefits costs(1)	30.5%	37.3%
Operating expenses(1)	30.5%	32.0%
Restaurant level operating margin(1)(2)	9.1%	(1.9)%
Depreciation and amortization expenses(3)	4.2%	4.4%
General and administrative expenses(3)	10.8%	12.7%
Income (loss) from operations(3)	2.2%	(5.6)%

(1)	As a percentage of restaurant sales, net
(2)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expense.
(3)	As a percentage of total revenue

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

ASSETS
Current assets:	April 4, 2021	January 3, 2021
Cash and cash equivalents	$21,224	$18,101
Restricted cash	1,361	1,502
Accounts receivable, net of allowance for doubtful accounts of $289,000 and $132,000, respectively	4,176	4,823
Inventories	2,380	2,271
Prepaid income taxes and income taxes receivable	—	—
Prepaid expenses and other current assets	2,417	1,252
Assets held for sale	1,070	1,070
Total current assets	32,628	29,019

Property, equipment and leasehold improvements, net	31,508	32,389

Other assets:
Operating lease right-of-use assets	59,920	61,634
Goodwill	601	601
Intangible assets, net	9,850	9,967
Deferred tax asset, net	4,935	4,934
Other assets	1,669	1,724
	$141,111	$140,268

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,020	$6,385
Current portion of lease liabilities	6,332	6,185
Current portion of long-term debt	2,138	2,111
Accrued compensation and benefits	4,068	2,390
Other current liabilities	8,156	9,766
Total current liabilities	28,714	26,837

Long-term liabilities:
Lease liabilities, less current portion	61,445	63,105
Long-term debt, less current portion	21,628	22,169
Other liabilities	1,376	1,224
Total liabilities	113,163	113,335

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 9,307 and 9,307 shares issued and outstanding at April 4, 2021 and January 3, 2021, respectively	93	93
Additional paid-in capital	9,066	8,748
Retained earnings	20,169	19,370
Total shareholders’ equity	29,328	28,211
Non-controlling interest	(1,380)	(1,278)
Total equity	27,948	26,933
	$141,111	$140,268

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	April 4, 2021	March 29, 2020
Cash flows from operating activities:
Net income (loss)	$697	$13,311
Adjustments to reconcile net income (loss) to cash flows provided by operations:
Depreciation and amortization	1,552	1,045
Stock-based compensation	318	137
Net gain on disposal	(8)	(477)
Gain on bargain purchase	—	(14,364)
Deferred income taxes	82	(399)
Other non-cash items	186	(19)
Changes in operating assets and liabilities:
Accounts receivable, net	598	(720)
Other assets	(2,579)	781
Accounts payable	1,635	3,130
Accrued and other liabilities	323	(2,687)
Cash flows provided by (used for) operating activities	2,804	(262)

Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	691	(949)
Payments for acquired restaurants	—	(3,969)
Payments received on note receivable	6	12
Cash flows provided by (used for) investing activities	697	(4,906)

Cash flows from financing activities:
Proceeds from long-term debt	—	8,101
Payments for debt issuance costs	—	(35)
Payments on long-term debt	(519)	—
Cash (used for) provided by financing activities	(519)	8,066

Increase in cash, cash equivalents and restricted cash	2,982	2,898
Cash, cash equivalents and restricted cash, beginning of period	19,603	6,086
Cash, cash equivalents and restricted cash, end of period	$22,585	$8,984

BBQ HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended
(dollars in thousands)	April 4, 2021	March 29, 2020
Net income	$697	$13,311
Asset impairment and estimated lease termination charges and other closing costs	12	173
Depreciation and amortization	1,552	1,045
Interest expense, net	30	76
Net (gain) loss on disposal of equipment	(8)	(477)
Stock-based compensation	318	137
Acquisition costs	—	(62)
Pre-opening costs	28	25
Severance	—	28
Gain on bargain purchase	—	(14,364)
Provision for income taxes	82	(349)
COVID-19-related expense (1)	409	—
Adjusted EBITDA	$3,120	$(457)
(1)	COVID-19 expenses consisted primarily of cleaning and sanitation supplies, payments to employees for unemployment related costs, inventory waste, rent and rent-related costs for limited-operations restaurants from the day that the restaurant dining room partially or fully closed.

	Cash EBITDA Guidance Range
(dollars in thousands)	FY 2021	FY 2021
Net income	$2,838	$3,213
Depreciation and amortization	4,690	4,690
Interest expense, net	500	500
Non-cash rent	(266)	(266)
Stock-based compensation	1,129	1,129
Provision for income tax	1,112	1,237
Cash EBITDA	$10,003	$10,503